UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   December 1, 2010

ACCREDITED MEMBERS HOLDING CORPORATION
(Name of registrant as specified in its charter)

Colorado	000-525-33	20-8097439
State of Incorporation	Commision File Number	IRS Employer Identification No

2 N. Cascade Ave, #1400
Colorado Springs, CO 80903
 (Address of principal executive offices)

719-265-5821
Telephone number, including
Area code

 (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

A.        Resignation of Mark Labertew

           On December 1, 2010 Mark Labertew notified Accredited Members Holding Corporation (the “Company”) that he intended to resign as Chief Executive Officer and Chief Financial Officer of the Company effective as of December 3, 2010.   On December 3, 2010 the Company accepted Mr. Labertew’s resignation.  Mr. Labertew informed the Company that he resigned for personal reasons and to pursue other business opportunities, and not as the result of any disagreement with Company practices or policies. Mr. Labertew has agreed to help transition his duties to other Company employees and is expected to serve as an on-going Company consultant.

B.           Appointment of Interim Executive Officers

Upon the resignation of Mr. Labertew, and effective December 3, 2010, J.W. Roth (age 47) was appointed as the Company’s interim Chief Executive Officer and David Lavigne (age 47) was appointed as the Company’s interim Chief Financial Officer.

  Neither Mr. Roth nor Mr. Lavigne entered into any new compensatory plan, contract or arrangement with the Company as a result of being appointed as interim executive officers.  Mr. Roth and Mr. Lavigne will continue to be compensated in accordance with their pre-existing compensation arrangements.  Both Messrs. Roth and Lavigne currently serve as Co-Chairmen of the Company’s Board of Directors, and both have previously served as executive officers of the Company.  Additional information regarding each of Messrs. Roth’s and Lavigne’s and their background and relationships with the Company has been previously disclosed in various reports filed by the Company, including the Current Report on Form 8-K dated February 24, 2010.

J.W. Roth is a co-founder of Accredited Member’s Inc., the Company’s wholly owned subsidiary. Mr. Roth was appointed to the Company’s Board of Directors on February 24, 2010, and currently serves as the Co-Chairman.  Mr. Roth is involved in all aspects of the Company’s business.  Mr. Roth served as Accredited Members, Inc.’s Chief Executive Officer until October 1, 2009, when his successor was appointed.  Mr. Roth served as a director of Disaboom, Inc. (OTC-Pink Sheets DSBO.PK) from its inception through May 2009.  Since 1997 Mr. Roth has served as the as the President of JW Roth & Company, Inc., a consulting company.  Prior to founding JW Roth & Company, Mr. Roth worked in the financial sales industry for American National Insurance Company and the Prudential Insurance Company.  Additionally, Mr. Roth has worked for, and been associated with, the business development of several companies such as Fear Creek Ranches, IMI Global, Inc., CattleNetwork, Inc., Front Porch Direct, and AspenBio Pharma, Inc.

David L. Lavigne is a co-founder of Accredited Member’s Inc., the Company’s wholly owned subsidiary. Mr. Lavigne was appointed to the Company’s Board of Directors on February 24, 2010, and currently serves as the Co-Chairman. Mr. Lavigne was the sole founder of EdgeWater Research Partners LLC. EdgeWater Research was started in 2002 and was a subscription based service providing micro-cap and small-cap research to institutions, brokers and individual investors.  Because of his experience both with EdgeWater in the micro-cap and small-cap research business Mr. Lavigne has served as an officer and director of AMI since its inception.  Mr. Lavigne was appointed to the Company’s Board of Directors effective March 29, 2010.  Mr. Lavigne has spent approximately 25 years in the financial and investment industry primarily employed by small regional sell-side broker-dealers involved in the provisioning of both investment banking and research services with respect to micro cap and small cap issuers.  Mr. Lavigne’s experience includes creating research and analysis for retail and institutional clients, as well as research that augments the due diligence process of the corporate finance departments of his respective employers.  His generalist research has encompassed several dozen public companies.  Mr. Lavigne graduated from the University of Idaho in 1984 with a BS degree in Finance.

There have not been any transactions, or proposed transactions, to which the Company was or is to be a party, in which Mr. Roth or Mr. Lavigne had or is to have a direct or indirect material interest, except for:

▪
In March 2009 EdgeWater Research Partners LLC assigned various assets (customer contracts and related customer relationships) to the Company’s wholly owned subsidiary Accredited Members inc. (“AMI”) in consideration for 1.5 million shares of AMI common stock.  David Lavigne is a control person of EdgeWater Research Partners LLC, and also is an officer and director of the Company and a founding member of AMI.  In February 2010 as a result of the Company’s acquisition of AMI each share of AMI common stock was converted into the right to receive 2.603 shares of Company common stock.

▪
In March 2009 funds advanced to AMI by Mr. Roth were converted into 800,000 shares of AMI common stock.  In February 2010 as a result of the Company’s acquisition of AMI each share of AMI common stock was converted into the right to receive 2.603 shares of Company common stock.

▪
On May 18, 2010 the Company entered into a Management Services Agreement with World Wide Premium Packers, Inc. (“WWPP”).  WWPP agreed to pay the Company $75,000 per month for the services performed pursuant to that agreement.  Mr. Roth is an officer and director and founding member of WWPP.

▪
On October 8, 2010, WWPP merged with and into a wholly owned subsidiary of the Company and became a wholly owned subsidiary of the Company.  On the closing date each outstanding share of WWPP common stock was converted into the right to receive shares of the Company’s Series A Preferred Stock.   Each WWPP shareholder received one share of Series A Preferred Stock for every 24 shares of WWPP common stock held.  At the time of the transaction Mr. Roth was an officer, director, and significant shareholder of WWPP, and also served as an officer and director of the Company.

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 3rd day of December 2010.

Accredited Members Holding Corporation

By:	/s/ J.W. Roth
Co-Chairman